UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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IKON Office Solutions, Inc.

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On August 27, 2008, IKON distributed to its managers the following list of frequently asked questions and accompanying answers for use with IKON employees (“Manager FAQ”) relating to the Agreement and Plan of Merger, dated August 27, 2008, among Ricoh Company, Ltd., Keystone Acquisition, Inc. and IKON Office Solutions, Inc.

Manager FAQ for use with IKON employees
Definitive Agreement with Ricoh
August 27, 2008
1.	How does this announcement affect me?
This transaction will create a larger, stronger organization that is better able to meet the needs of our customers, and will bring new opportunities to our employees. The unmatched expertise and strong skills of IKON’s people was a significant reason why Ricoh wanted to acquire IKON and they are looking forward to working with our team.

Following the closing of the transaction, Ricoh intends to operate IKON as an independent subsidiary and has no plans to merge or consolidate the organizations at this time. We therefore do not anticipate significant changes in the immediate future as a result of the transaction. Of course, as each company has always done, we will continue to study our operations and look for ways to improve efficiencies and reduce costs.

The most important thing for all of us to do now is to continue to focus on meeting the needs of our customers and achieving the company’s objectives. It is business as usual.

2.	Why is IKON being sold? Why now, given that the business is doing well?
As our Board and management looked at the future of our company and the highly competitive marketplace in which we operate, we focused on how, going forward, we could best meet our customers’ needs, deliver value to our shareholders and create opportunities for our employees. We decided that a combination with Ricoh was the best way to achieve these goals because we will be part of a larger organization with manufacturing capabilities, which we can leverage with our existing capabilities to better serve our customers.

3.	Why was Ricoh chosen as the buyer?
As we went through our process of evaluating strategic alternatives, we had extensive discussions with a number of companies, including Ricoh. The more we talked to Ricoh, the more it became clear that our organizations would be a great fit. And ultimately we decided that this is a very attractive transaction for shareholders, customers and employees. Both companies are very excited about the prospects of what we can achieve together.

4.	Will there be any layoffs? Will the IKON and Ricoh businesses be integrated?
Following the closing of the transaction, Ricoh intends to operate IKON as an independent subsidiary and does not have plans to merge or consolidate the organizations at this time. Therefore, we do not anticipate significant changes in the immediate future as a result of this transaction. Of course, as each company has always done, we will continue to study our operations and look for ways to improve efficiencies and reduce costs.

5.	So what happens until the deal closes?
The transaction is subject to regulatory approvals in the U.S., Canada and Europe, customary closing conditions, and IKON shareholder approval. We expect to be able to close the transaction by the end of the calendar year 2008. In the meantime, it is critical that we conduct business as usual.

6.	Will we be consolidating any operations (offices, warehouses, back office functions, headquarter functions, etc.) with Ricoh?
We do not anticipate significant changes as a result of this transaction in the immediate future. Following the closing of the transaction, IKON will operate as an independent subsidiary of Ricoh and there are no plans to consolidate the operations at this time. Of course, as each company has always done, we will continue to study our operations and look for ways to improve efficiencies and reduce costs.

7.	How does this transaction affect our customers?
We remain committed to providing all our customers with world-class service and support regardless of the equipment they use. We are very excited about the prospect of what we can achieve as part of a larger organization with manufacturing capabilities and the enhanced end-to-end services we’ll be able to offer once the transaction closes.

8.	Can IKON continue to work with the other manufacturers to sell their products?
We have strong relationships with all of our suppliers, and fully expect that they will honor the terms of our contracts and continue to do business with IKON on the same terms and conditions as they have done in the past. We will continue to support all our customers regardless of the equipment they use.

9.	Will the IKON name continue to be used?
Yes. Ricoh realizes that IKON is a well-known, highly-respected brand and, following the closing of the transaction, will continue to use the name for the foreseeable future.

10.	What will happen to my benefits?
Ricoh has committed to providing substantially comparable benefits for IKON employees for at least one year after the transaction closes. Thereafter, we fully expect that IKON employees will be entitled to participate in favorable and comprehensive benefits plans, including potentially participating in Ricoh’s benefits programs.

11.	Will there be any changes with our compensation or how our pay is administered? What about scheduled merit increases?
Until the transaction closes, it is business as usual. For example, in the U.S., we will be processing the September merit increases for employees grade 13 and below as previously communicated. We do not anticipate any immediate changes resulting from the conclusion of this transaction.

12.	Will Matt Espe and other IKON management become part of Ricoh?
Absolutely, Matt is very excited by the prospect of working for Ricoh and the opportunities that lie ahead. In addition, there are a number of key personnel who are expected to figure prominently in the organization’s future plans. Ricoh considers the management and employees of IKON to be critically important to the future success of IKON and Ricoh, and one of the key reasons they wanted to acquire us.

13.	What else can you tell us? Is there any more specific information about what will happen?
We are in the early stages of the transaction, and it is not expected to close until the end of the calendar year. We will be sure to provide you with timely updates on any significant developments, and you can expect ongoing communications from Matt and the senior management team with information on how the transaction is progressing.

14.	Who may I contact if I have additional questions? Where can I find more information about this transaction?
If you have specific questions, please speak with your manager. In addition, we would encourage you to email your questions to headquartersquestions@ikon.com and we will work to answer them, especially those that are the most common. For your information, we have posted a copy of the press release on our internal and external website.
Specific Question for Customer Facing Employees
15.	What should I tell my customers who don’t use Ricoh products?
It is business as usual, so you must continue to offer customers the products and services that best meet their needs. We will continue to support all of our customers regardless of the equipment they use. We fully expect that IKON’s suppliers will continue to do business with IKON on the same terms and conditions as they have done in the past.
Additional Information and Where to Find It
Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission by IKON. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by IKON with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and these other documents may also be obtained for free from IKON by directing a request to IKON Office Solutions, Inc., Attention: Maryanne Messenger, Shareholder Services, at 70 Valley Stream Parkway, Malvern, PA 19355, (610) 296-8000.
Certain Information Concerning Participants
Investors may obtain a detailed list of names, affiliations and interests of the IKON participants in the solicitation of proxies of shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).